Exhibit 21.1

Subsidiaries of the Registrant

Company	Ownership	State of Incorporation
Fentura Holdings, LLC	100%	Michigan

The State Bank	100%	Michigan

Community Bank Services, Inc.	100% by The State Bank	Michigan